Contacts:
ACADIA Pharmaceuticals Inc.
Thomas H. Aasen, Executive Vice President,
Chief Financial Officer and Chief Business Officer
Lisa Barthelemy, Director of Investor Relations
(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013

SAN DIEGO, CA February 27, 2014 – ACADIA Pharmaceuticals Inc. (NASDAQ: ACAD), a biopharmaceutical company focused on the development and commercialization of innovative medicines that address unmet medical needs in neurological and related central nervous system disorders, today announced its financial results for the fourth quarter and year ended December 31, 2013.

ACADIA reported a net loss of $12.0 million, or $0.13 per common share, for the fourth quarter of 2013, compared to a net loss of $6.8 million, or $0.11 per common share, for the fourth quarter of 2012. The net losses for the fourth quarters of 2013 and 2012 included $2.2 million and $552,000, respectively, in non-cash, stock-based compensation expense. For the year ended December 31, 2013, ACADIA reported a net loss of $37.9 million, or $0.44 per common share, compared to a net loss of $20.8 million, or $0.38 per common share, for 2012. The net losses for 2013 and 2012 included $5.7 million and $1.9 million, respectively, in non-cash, stock-based compensation expense.

At December 31, 2013, ACADIA’s cash, cash equivalents, and investment securities totaled $185.8 million compared to $108.0 million at December 31, 2012.  This increase was primarily due to net proceeds from sales of equity securities, including $107.9 million raised in a public offering in May 2013, offset in part by cash used to fund ACADIA’s operations.

“2013 was an extraordinary year for ACADIA, highlighted by the establishment of an expedited path to an NDA filing for pimavanserin, our strengthened balance sheet, and the publication in The Lancet of our pivotal Phase III trial," said Uli Hacksell, Ph.D., Chief Executive Officer of ACADIA. "Additionally, we closed the year by initiating our Phase II trial in Alzheimer's disease psychosis, which represents an integral part of our strategy to broaden the pimavanserin franchise to address a range of major neurological and psychiatric disorders.  These achievements set the stage for what we expect will be an exciting 2014.  Importantly, we have continued to advance our Phase III Parkinson's disease psychosis program towards registration and remain on track for our planned NDA submission near the end of this year. In parallel, we are conducting pre-commercial activities to prepare for the planned future launch of pimavanserin and we are planning additional studies in our life cycle management program. We look forward to building on this momentum as we pursue our ultimate goal of bringing innovative medicines to market to improve the lives of patients with neurological and related central nervous system disorders."

Research and development expenses increased to $7.9 million for the fourth quarter of 2013, including $791,000 in stock-based compensation, from $4.9 million for the comparable quarter of 2012, including $230,000 in stock-based compensation. This increase was primarily due to increased external service costs incurred in our pimavanserin program, as well as increased personnel and stock-based compensation expenses.

General and administrative expenses increased to $4.3 million for the fourth quarter of 2013, including $1.4 million in stock-based compensation, from $2.3 million for the comparable quarter of 2012, including $322,000 in stock-based compensation. This increase was primarily due to increased stock-based compensation expense and increased professional fees, including costs related to ACADIA’s pre-commercial activities.

Revenues decreased to $37,000 for the fourth quarter of 2013 from $380,000 for the comparable quarter of 2012 primarily due to the conclusion of our 2003 research collaboration with Allergan in March 2013.

ACADIA anticipates that the level of cash used in its operations will increase in 2014, relative to 2013, in order to fund ongoing and planned development and pre-commercial activities for pimavanserin. ACADIA currently expects that its cash, cash equivalents, and investment securities will be greater than $120 million at December 31, 2014.

2013 Highlights

Pipeline

•	Presented data from pivotal Phase III -020 Study with pimavanserin in Parkinson’s disease psychosis at the American Academy of Neurology Meeting in March 2013.
•	Established an expedited path to an NDA filing for pimavanserin in April 2013.
•	Advanced novel glaucoma compound into preclinical development through Allergan collaboration in May 2013.
•	Presented data from Phase III Parkinson’s disease psychosis program at the International Congress of Parkinson’s Disease and Movement Disorders in June 2013.
•	Published results from pivotal Phase III -020 Study with pimavanserin in The Lancet in November 2013.
•	Initiated Phase II trial with pimavanserin in Alzheimer’s disease psychosis in November 2013.

Business and Other

•	Completed a public offering of common stock raising net proceeds of $107.9 million in May 2013.
•	Added to NASDAQ Biotechnology Index and Russell 2000 Index in May 2013 and June 2013, respectively.
•
Appointed Terrence Moore as Executive Vice President and Chief Commercial Officer in August 2013, and strengthened ACADIA’s development, regulatory, medical affairs, and commercial capabilities during 2013.

Conference Call and Webcast Information
ACADIA management will review its fourth quarter financial results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 800-706-7741 for participants in the U.S. or Canada and 617-614-3471 for international callers (reference passcode 12002019).  A telephone replay of the conference call may be accessed through March 13, 2014 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 39435923). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until March 13, 2014.

About ACADIA Pharmaceuticals
ACADIA is a biopharmaceutical company focused on the development and commercialization of innovative medicines that address unmet medical needs in neurological and related central nervous system disorders.  ACADIA has a pipeline of product candidates led by pimavanserin, which is in Phase III development as a potential first-in-class treatment for Parkinson’s disease psychosis. Pimavanserin is also in Phase II development for Alzheimer’s disease psychosis and has successfully completed a Phase II trial as a co-therapy for schizophrenia.  ACADIA also has clinical-stage programs for chronic pain and glaucoma in collaboration with Allergan, Inc. and two advanced preclinical programs directed at Parkinson’s disease and other neurological disorders. All product candidates are small molecules that emanate from internal discoveries.  ACADIA maintains a website at www.acadia-pharm.com to which ACADIA regularly posts copies of its press releases as well as additional information and through which interested parties can subscribe to receive e-mail alerts.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs, either alone or with a partner, including the progress and expected timing of clinical trials, and the clinical benefits to be derived from ACADIA’s product candidates, in each case including pimavanserin, the timing of an NDA submission for pimavanserin and, if approved, any related launch therefor, the strength of ACADIA’s balance sheet, strategic broadening of the pimavanserin program, planned pre-commercial activities, ACADIA’s growth potential, and ACADIA’s expected 2014 cash usage and year-end balance. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development, approval, and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2013 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013 (1)	2012 (1)

Collaborative revenues	$37	$380	$1,145	$4,907

Operating expenses
Research and development (includes stock-based compensation of $791, $230, $2,208, and $680, respectively)	7,926	4,901	26,722	18,794
General and administrative (includes stock-based compensation of $1,383, $322, $3,503, and $1,250, respectively)	4,276	2,298	12,720	6,999
Total operating expenses	12,202	7,199	39,442	25,793
Loss from operations	(12,165)	(6,819)	(38,297)	(20,886)
Interest income, net	116	9	349	37
Net loss	$(12,049)	$(6,810)	$(37,948)	$(20,849)
Net loss per common share, basic and diluted	$(0.13)	$(0.11)	$(0.44)	$(0.38)
Weighted average common shares outstanding, basic and diluted	90,947	60,618	85,715	55,116

(1)
The condensed consolidated statements of operations for the years ended December 31, 2013 and 2012 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31, 2013 (1)	December 31, 2012 (1)

Assets
Cash, cash equivalents, and investment securities	$185,790	$107,967
Prepaid expenses, receivables and other current assets	2,570	581
Total current assets	188,360	108,548
Other non-current assets	758	42
Total assets	$189,118	$108,590
Liabilities, redeemable common stock and stockholders’ equity
Total liabilities	$6,987	$5,948
Redeemable common stock	---	17,658
Stockholders’ equity	182,131	84,984
Total liabilities, redeemable common stock and stockholders’ equity	$189,118	$108,590

      (1) The condensed consolidated balance sheets at December 31, 2013 and 2012 have been derived from the audited financial statements at such date but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.